Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
W. R. BERKLEY CORPORATION

          The undersigned, being the Chairman of the Board and Chief Executive Officer of W. R. BERKLEY CORPORATION, a corporation existing under the laws of the State of Delaware, hereby certifies that:

     1. The first paragraph of Article Fourth of the Restated Certificate of Incorporation of said corporation be and it hereby is amended to read as follows:

     FOURTH: The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is three hundred five million (305,000,000) shares, of which three hundred million (300,000,000) shares are to be Common Stock of the par value of twenty cents ($.20) each, and five million (5,000,000) shares are to be Preferred Stock of the par value of ten cents ($.10) each.

     2. The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, I have signed this certificate this 11th day of May, 2004.

/s/ William R. Berkley

William R. Berkley Chairman of the Board and Chief Executive Officer

Attest:

/s/ Ira S. Lederman Ira S. Lederman, Secretary